Exhibit 99.(n)

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2025, with respect to the consolidated financial statements, consolidated financial highlights, and accompanying supplemental information of Eagle Point Institutional Income Fund, incorporated herein by reference and to the reference to our firm under the heading “Senior Securities” in the prospectus, and under the headings “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the statement of additional information.

New York, New York

April 16, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.